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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*

                          Royal Caribbean Cruises Ltd.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   V7780T103
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               December 31, 2005
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            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]    Rule 13d-1(b)

                  [X]    Rule 13d-1(c)

                  [ ]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

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CUSIP No. V7780T103                                                  Page 2 of 6
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  1.    Names of Reporting Persons.
        I.R.S. Identification Nos. of above persons (entities only).

        CET Investment Group, a Bahamian general partnership
--------------------------------------------------------------------------------
  2.    Check the Appropriate Box if a Member of a Group (See Instructions)
        (a) [ ]

        (b) [ ]

--------------------------------------------------------------------------------
  3.    SEC Use Only


--------------------------------------------------------------------------------
  4.    Citizenship or Place of Organization

        Bahamas
--------------------------------------------------------------------------------

     Number of             5.      Sole Voting Power

      Shares                       0
                           -----------------------------------------------------
   Beneficially            6.      Shared Voting Power

     Owned by                      0
                           -----------------------------------------------------
       Each                7.      Sole Dispositive Power

     Reporting                     0
                           -----------------------------------------------------
   Person With:            8.      Shared Dispositive Power

                                   0
--------------------------------------------------------------------------------
  9.    Aggregate Amount Beneficially Owned by Each Reporting Person

        0
--------------------------------------------------------------------------------
 10. Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

        [ ]
--------------------------------------------------------------------------------
 11.    Percent of Class Represented by Amount in Row (9)

        0%
--------------------------------------------------------------------------------
 12.    Type of Reporting Person (See Instructions)

        PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

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CUSIP No. V7780T103                        13G                       Page 3 of 6


ITEM 1(a)      NAME OF ISSUER:

               Royal Caribbean Cruises Ltd.

ITEM 1(b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               1050 Caribbean Way
               Miami, Florida 33132

ITEM 2(a)      NAME OF PERSON FILING:

               CET Investment Group, a Bahamian general partnership

ITEM 2(b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               c/o CIBC Trust Company (Bahamas) Ltd.
               Post Office Box N-3933
               Goodman's Bay Corporate Centre
               Ground Floor
               Nassau, Bahamas

ITEM 2(c)      CITIZENSHIP:

               Bahamas

ITEM 2(d)      TITLE OF CLASS OF SECURITIES:

               Common Stock, par value $.01 per share

ITEM 2(e)      CUSIP NUMBER:

               V7780T103

ITEM 3.        IF THIS STATEMENT IS FILED PURSUANT
               TO SS.240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK
               WHETHER THE PERSON FILING IS A:

               (a)    [ ]    Broker or dealer registered under section 15 of
                             the Act (15 U.S.C. 78o);

               (b)    [ ]    Bank as defined in section 3(a)(6) of the Act
                             (15 U.S.C. 78c);

               (c)    [ ]    Insurance company as defined in section 3(a)(19)
                             of the Act (15 U.S.C. 78c);

               (d)    [ ]    Investment company registered under section 8 of
                             the Investment Company Act of 1940 (15 U.S.C.
                             80a-8);

               (e)    [ ]    An investment adviser in accordance
                             with ss.240.13d-1(b)(1)(ii)(E);

               (f)    [ ]    An employee benefit plan or endowment fund in
                             accordance with ss.240.13d-1(b)(1)(ii)(F);

               (g)    [ ]    A parent holding company or control person in
                             accordance with ss.240.13d-1(b)(1)(ii)(G);


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CUSIP No. V7780T103                        13G                       Page 4 of 6


               (h)    [ ]    A savings associations as defined in Section
                             3(b) of the Federal Deposit Insurance Act
                             (12 U.S.C. 1813);

               (i)    [ ]    A church plan that is excluded from the
                             definition of an investment company under
                             Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

               (j)    [ ]    Group, in accordance with
                             ss.240.13d-1(b)(1)(ii)(J).

ITEM 4.        OWNERSHIP

       (a)     AMOUNT BENEFICIALLY OWNED:

               0

       (b)     PERCENT OF CLASS:

               0%

       (c)     NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

               (i)    SOLE POWER TO VOTE OR TO DIRECT THE VOTE

                      0

               (ii)   SHARED POWER TO VOTE OR TO DIRECT THE VOTE

                      0

               (iii)  SOLE POWER TO DISPOSE OR DIRECT THE DISPOSITION OF

                      0

               (iv)   SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

                      0

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

               Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

               Not Applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

               Not Applicable.


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CUSIP No. V7780T103                        13G                       Page 5 of 6



ITEM 9.        NOTICE OF DISSOLUTION OF GROUP

               Not Applicable.

ITEM 10. CERTIFICATION

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.









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CUSIP No. V7780T103                        13G                       Page 6 of 6


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 10, 2006



                                     CET Investment Group, a general partnership

                                     By:  CIBC Trust Company (Bahamas) Limited,
                                          as Trustee of Settlement T-577,
                                          a general partner

                                          By:  /s/ Vanessa Longley
                                               ------------------
                                               Authorized Signatory

                                          By:  /s/ Kim L. Storr
                                               ------------------
                                               Authorized Signatory